UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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LA-Z-BOY INCORPORATED

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Wednesday, August 22, 2012
Time:	11:00 a.m., Eastern Daylight Time
Place:	La-Z-Boy Incorporated Auditorium 1284 North Telegraph Road Monroe, Michigan

Monroe, Michigan
July 9, 2012

To our shareholders:

You are invited to attend our 2012 annual meeting of shareholders to be held Wednesday, August 22, 2012, at our auditorium in Monroe, Michigan. Only shareholders of record at the close of business on June 25, 2012 will be entitled to vote at the meeting. At the meeting we intend to:

•	Elect six directors for one-year terms expiring in 2013,
•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013,
•	Hold a non-binding advisory vote on a proposal to approve the compensation of our named executive officers,
•	Consider and vote on approving the board’s proposal to amend our amended and restated articles of incorporation by eliminating the provision authorizing reorganization under state law, and
•	Transact any other business that may properly come before the meeting.

Please vote your proxy promptly. If you received a paper copy of the proxy materials, you may vote by mail by signing, dating, and returning the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card or on the Notice of Internet Availability of Proxy Materials). Even if you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, and doing so will revoke your previous vote.

BY ORDER OF THE BOARD OF DIRECTORS
James P. Klarr, Secretary

2012 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

General Information about the Annual Meeting and Voting

The 2012 annual meeting of the shareholders of La-Z-Boy Incorporated will be held in the La-Z-Boy auditorium on August 22, 2012, beginning at 11:00 A.M. (local time). La-Z-Boy’s board of directors is soliciting your proxy. This proxy statement and the accompanying form of proxy are being furnished to shareholders by the company beginning July 9, 2012.

Meeting Purposes.  At the meeting, shareholders will elect six directors for one-year terms expiring at the shareholders meeting in 2013. The board nominated Kurt L. Darrow, John H. Foss, Janet E. Kerr, H. George Levy, M.D., W. Alan McCollough, and Nido R. Qubein for these seats. We are asking shareholders to ratify the selection of our independent registered public accounting firm for fiscal year 2013 and, to approve, by advisory vote, the compensation of our named executive officers. We are also asking shareholders to approve an amendment to our amended and restated articles of incorporation to eliminate provisions permitting the company to use state courts in a reorganization. We do not expect any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on it at their discretion.

Proxy Materials Available on Internet.  In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the Internet. On July 9, 2012, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2012 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the Internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials. If you previously elected to receive our proxy materials electronically, you will continue to receive them by e-mail until you elect otherwise.

Voting.  Only shareholders of record at the close of business on June 25, 2012, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 53,037,331 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position and one vote for each issue; cumulative voting is not available. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:

•	FOR the election of each of the director nominees named in this proxy statement,
•	FOR the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013,
•	FOR approval of the compensation of our named executive officers, and
•	FOR the proposal to amend the company’s articles of incorporation to eliminate provisions for the use of state courts in a reorganization of the company.

By signing and returning your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return you proxy card promptly, or vote by telephone or on the Internet (see below), even if you plan to attend the meeting in person. If you do attend in person, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the Internet.

Telephone and Internet Voting.  We encourage you to vote by telephone or on the Internet. If your shares are held in your name, you can vote by telephone or on the Internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or Internet voting instructions from the institution.

Shares Held by Broker.  If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Under New York Stock Exchange rules, your broker, bank, or financial institution will not vote your shares in director elections without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.

Changing Your Vote.  If you choose to change your vote, you may do so by submitting a new vote by proxy, telephone, Internet, or in person at the meeting. A later vote will cancel an earlier vote. For example, if you vote by Internet and later vote by telephone, the telephone vote will count, and the Internet vote will be canceled. If you wish to change your vote by mail, you should request a new proxy card from our Secretary (see Principal Executive Office below for the address). The last vote received before the meeting will be the only one counted. You may also change your vote by voting in person at the meeting. Your vote at the meeting will count and cancel any previous vote.

Vote Required.  Under the applicable Michigan corporate laws, directors will be elected by plurality vote. Provided there is a quorum at the meeting, the nominees receiving the highest through the sixth highest numbers of votes will be elected, regardless of the number of votes cast. So long as each candidate receives at least one vote, withheld votes and broker non-votes will have no effect on the election results. However, under our corporate governance guidelines, any director failing to receive a majority of the votes cast must offer to resign at the board meeting immediately following the shareholders’ meeting. The board must act on the offer of resignation at or before its next meeting, which is currently planned for late November, and publicly disclose its decision. For purposes of this provision of our corporate governance guidelines, only votes for or withheld from a given candidate will be counted as votes cast. Broker non-votes will not count.

The proposal to ratify the selection of the independent registered public accounting firm requires a majority of votes cast on the proposal to pass. Abstentions and broker non-votes will have no effect as they are considered as votes not cast. If the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm does not receive a majority of the votes cast, the audit committee as a matter of good corporate practice will reconsider its selection.

The non-binding advisory proposal to approve the compensation of our named executive officers requires a majority of votes cast on the proposal to pass. Abstentions and broker non-votes will have no effect as they are considered votes not cast.

The proposal to amend the articles of incorporation to eliminate the use of state courts in a company reorganization requires the approval of 67% of our outstanding common stock. Any shares not voted for any reason, including abstentions or broker non-votes, will have the same effect as “no” votes.

Number of Copies Sent to Household.  If there are two or more shareholders sharing the same address, we are only sending your household a single copy of our annual report and proxy statement unless you withheld your consent to “householding” or instruct us otherwise. While “householding” saves us the expense of mailing duplicate documents to your home and saves our natural resources, we hope this householding program also provides you greater convenience.

However, we will promptly provide additional copies of our 2012 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-242-1444 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our Web site at http://investors.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

More Information about Voting Your Shares.  Information regarding the proxy process is available from the SEC on its Web site at: http://www.sec.gov/spotlight/proxymatters.shtml.

Principal Executive Office.  The shareholders’ annual meeting will be held at thecompany’s principal executive office, 1284 North Telegraph Road, Monroe, Michigan, 48162. Any communication for the company’s secretary or directors may be directed to the corporate secretary at this address.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Until 2011, our board of directors was divided into three classes, with members of each class elected for staggered three-year terms. Beginning in 2011, we opted to declassify the board and to provide instead for annual elections of all directors for one-year terms. This change is being phased in so as to permit incumbent directors to serve out the remainder of the terms for which they were previously elected. Shareholders will elect approximately two-thirds of the total board at this year’s annual meeting and the entire board at the 2013 and subsequent annual meetings, all for one-year terms.

The terms of three directors elected in 2009 expire at this meeting, and three directors were elected last year to one-year terms. Thus, we will be electing six directors to serve until our 2013 annual meeting of shareholders and until their successors are elected and qualified. Upon the recommendation of the nominating and governance committee, the board has nominated for reelection the six incumbent directors whose terms expire at this year’s meeting. All of the nominees have consented to serve if elected. They are: Kurt L. Darrow, John H. Foss, H. George Levy, M.D., Janet E. Kerr, W. Alan McCollough and Nido Qubein. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If, at the time of the meeting, any nominee has become unable or unwilling to serve, a circumstance we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

Under applicable Michigan corporate law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated, with separate balloting for the six positions. Thus, the nominees who receive the highest through sixth highest numbers of votes will be elected, regardless of the number of votes that for any reason are not cast for the election of those nominees, including abstentions, broker non-votes, or withholding of authority. Under our corporate governance guidelines, however, any director who does not receive a majority of the votes cast must tender his or her resignation at the board meeting immediately following the shareholders’ meeting. The board then must act on the offer of resignation at or before its next meeting, which is currently planned for late November, and publicly disclose its decision. Any vacancy created by such a resignation could then be filled by the board of directors pursuant to our bylaws.

We provide information below about each nominee for election at the meeting and each director continuing in office. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years.

Director Nominees for Terms Expiring in 2013

Kurt L. Darrow, age 57, has been a director since 2003, and is currently our chairman (since 2011), president and chief executive officer (since 2003). Since joining the company in 1979, he has served in positions of increased responsibility, including president of La-Z-Boy Residential, our largest division. He is a member of the Business Leaders for Michigan, a non-profit executive leadership organization, and serves on its executive committee. He served as chairman of the American Home Furnishings Alliance (an industry association) and continues to serves on its board. He is a member of the board of directors of the Mercy Memorial Hospital Corporation in Monroe, Michigan. He served as a Trustee of Adrian College (Adrian, Michigan) for nine years, until May 2011. Mr. Darrow’s proven leadership skills and extensive knowledge of the company and the furniture industry, developed over his nearly 35 years at La-Z-Boy, qualify him to serve on our board.

John H. Foss, age 69, has been a director since 2001. He retired as Vice President, Treasurer, and Chief Financial Officer of Tecumseh Products Company (manufacturer of compressors) in 2001. He serves as a director of United Bancorp, Inc. (since 1992) and sits on its audit committee and its compensation and corporate governance committee. Mr. Foss’s service as the chief financial officer and director of a public company, which provided him experience in strategic planning, compensation management, internal controls, mergers and acquisitions, and corporate governance, qualifies him for service on our board.

Janet E. Kerr, age 57, has been a director since 2009. She is currently a professor of law and the Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California, where she holds the Laure Sudreau-Rippe Endowed Chair. Professor Kerr has consulted with various companies on corporate governance, including compliance with the Sarbanes-Oxley Act, and has consulted on cases dealing with financial institution fraud. She has authored articles and a book on securities, corporate law, and corporate governance. She is a member of the board of directors of TCW Strategic Income Fund, Inc. (a NYSE listed closed end registered investment company), TCW Funds, Inc. (an open-end investment company) and Tilly’s, Inc. (a publicly held, since May 2012, retailer of apparel and accessories), where she chairs the nominating and governance committee. For six years while it was a publicly held company, Professor Kerr served on the board of directors and as chair of the corporate governance/nominating committee of CKE Restaurants, Inc. She has founded several technology companies including X-Laboratories, which she co-founded with HRL Laboratories, LLC to assist in the commercialization of technologies in research institutions. Professor Kerr has also served as an advisor on corporate issues and entrepreneurial strategies to the People’s Republic of China, France, and Thailand and has represented the U.S. Department of Commerce as a speaker at international events. Ms. Kerr’s service on public and private company boards and her skills and experience in the practice of law and corporate governance qualify her for service on our board.

H. George Levy, M.D., age 62, has been a director since 1997. He currently practices otorhinolaryngology and formerly was chairman and chief executive officer of USI, Inc. (a private firm engaged in consulting on e-commerce, Web design, and systems integration) and chief executive officer and founder of Enduenet, Inc. (a firm providing electronic medical records for physicians and hospitals). Dr. Levy’s entrepreneurial experience, coupled with his board experience, qualifies him for service on our board.

W. Alan McCollough, age 62, has been a director since 2007. He formerly was chairman and chief executive officer of Circuit City Stores, Inc. (retailer of consumer electronics, home office products, entertainment software, and related services) from 2000 to 2006. He was a Circuit City director from 1999 to 2006. He has served on the boards of VF Corporation (branded apparel) since 2000 and The Goodyear Tire & Rubber Company since 2007. He also serves as a trustee of the Joslin Diabetes Center, a nonprofit organization. Mr. McCollough’s experience leading a large publicly traded consumer products company, as well as his service on public company boards, qualifies him to serve on our board.

Nido R. Qubein, age 63, has been a director since 2006. He is president of High Point University (since 2005) and chairman of the board of Great Harvest Bread Company (since 2001), which franchises bakeries. He also served from 2000 to 2008 as chairman of Biz Life, Inc. (magazine publishing) and was chairman of Creative Services, Inc. (publishing and consulting) from 1978 to 2006. He is a director on the boards of BB&T Corporation (since 1990), which offers banking and financial services; the Great Harvest Bread Company since 2001; and Dots, LLC (since 2011), a privately held women’s apparel company. Dr. Qubein has authored a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the world on how to brand and position their enterprises successfully. Dr. Qubein’s experience as a business advisor, entrepreneur, director on public company boards and a leader at multiple companies qualifies him to serve on our board.

The Board of Directors recommends a vote FOR each of the above nominees.

Continuing Directors with Terms Expiring in 2013

Richard M. Gabrys, age 70, serves as our lead director and has been a director since 2006. Mr. Gabrys worked for 42 years with Deloitte & Touche (a professional services firm providing audit and financial advisory services) and retired as its Vice Chairman. He maintains his license to practice as a certified public accountant in the State of Michigan. He served as Dean of Wayne State University School of Business Administration (from 2006 through 2007). He currently serves as a director of CMS Energy Corp. (an integrated energy company) and TriMas Corporation (a manufacturer of high-quality trailer products, recreational accessories, packaging systems, energy products and industrial specialty products). He also serves on the boards of several not-for-profit organizations, including The Detroit Institute of Arts, Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), Detroit Regional Chamber and Ave Maria University. He is a member of the Management Board of Renaissance Venture Capital Fund, an affiliate of Business Leaders for Michigan, a non-profit executive leadership organization. In addition, within the past five years, Mr. Gabrys served on the board of directors of Massey Energy Company (until June 2011) a coal producer, and Dana Corporation (until January 2008), an automotive supplier. Mr. Gabrys’ extensive knowledge and experience related to public reporting, international business, mergers and acquisitions, risk oversight, executive compensation and corporate governance matters gained from 42 years in public accounting and service on the boards of multiple publicly-traded companies qualify him to serve on our board.

Janet L. Gurwitch, age 59, has been a director since 2010. Since 2009, she has been the chairman of Gurwitch Consulting Group LLC. She also served as an adjunct professor in management at Rice University for the 2009 – 2010 academic year. Previously she was co-founder and chief executive officer of Laura Mercier Cosmetics from 1995 – 2008. Prior to co-founding Laura Mercier Cosmetics, she served as executive vice president of Neiman Marcus (1992 – 1995) and senior vice president of merchandising for Foley’s Department Store, where she worked from 1974 – 1992. Ms. Gurwitch is a member of the board of directors for Urban Decay Cosmetics, LLC (a cosmetics company located in Newport Beach, California) and Drybar Holdings, LLC (hair salon chain offering blow drying services). She is an operating partner of Castanea Partners, Inc. (a private equity and venture capital firm). She also is a member of the Council of Overseers (an advisory board) of the Jesse H. Jones Graduate School of Business at Rice University and is on the Development Board of the University of Texas Health Science Center. Ms. Gurwitch’s unique mix of experience as an entrepreneur, builder of consumer brands, and as an executive at the highest levels of both public and private, consumer focused, and fashion oriented companies, qualifies her to serve on our board.

David K. Hehl, age 65, has been a director since 1977. He is a certified public accountant and a member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C. Mr. Hehl’s long tenure on our board provides a unique historical perspective and appreciation of our heritage. Through his extensive experience in providing audit and tax services as a certified public accountant, along with his experience on the board, Mr. Hehl has developed financial, risk oversight and corporate governance skills that qualify him to serve on our board.

Edwin J. Holman, age 65, has been a director since 2010. Mr. Holman served as interim chief executive officer of The Pantry, Inc. from October 5, 2011 until March 5, 2012. Previously he served as chairman and chief executive officer of Macy’s Central (2004 – 2009), a division of Macy’s Inc. (an operator of department stores). He also served as president and chief executive officer of Galyan’s Trading Company (2003 – 2004) (sporting goods retailer). Previously, Mr. Holman was the president and COO of Bloomingdale’s (2000 – 2003), a division of Federated Department Stores Inc.; president and COO of Rich’s/Lazarus/Goldsmiths divisions, a division of Federated Department Stores, Inc. (1999 – 2000); chairman and chief executive officer of Petrie Retail, Inc. (1996 – 1999); president and COO of the department stores, Woodward & Lothrop (1994 – 1996); vice chairman and COO of The Carter Hawley Hale Stores; and a senior operating executive of The Neiman Marcus Group. Mr. Holman has served as a director on the board of the independently operated convenience chain store, The Pantry, Inc., since 2005. Except for the six months that he acted as interim chief executive officer, he has served as that company’s chairman since 2009. Mr. Holman previously served as a director on the boards of several public companies including Office Max (2003) and Circle International (1994 – 2000), a provider of international transportation and logistics. He is the non-executive chairman of RGIS International (retail inventory solutions), a portfolio company of the Blackstone Group. Mr. Holman is a 2011 National Association of Corporate Directors (NACD) Governance Fellow and has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. Mr. Holman’s 40 years of executive and operational experience in department stores and specialty retailing, combined with his experience on public company boards, makes him qualified to serve on our board.

SHARE OWNERSHIP INFORMATION

The tables below provide information about beneficial owners of our common shares. Under applicable SEC rules, anyone who has or shares the right to vote any of our common shares, or has or shares dispositive power over any of them, is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares, or a person who can acquire shares by exercising an option or a conversion right, may also be considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners
(as of December 31, 2011, except as otherwise indicated)

Name and Address	Number of Shares	Percent of Class
Franklin Resources, Inc. and related parties One Franklin Parkway San Mateo, CA 94403	4,239,972	7.99
BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,932,218	7.41
Impala Asset Management LLC 134 Main Street New Canaan, CT 06840	3,374,497	6.36
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,352,857	6.32
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,667,874	5.03

•	Information about Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC is based on an amended Schedule 13G they filed jointly after December 31, 2011, in which they reported that as of that date they had sole voting power over 4,039,972 common shares and sole dispositive power over 4,239,972 common shares through their control of Franklin Mutual Advisers, LLC, a wholly owned subsidiary of Franklin Resources, Inc., that acts as investment manager to various investment companies that hold our shares.
•	Information about BlackRock Inc. and its related companies is based on an amended Schedule 13G they filed jointly after December 31, 2011, in which they reported that as of that date they had sole voting and dispositive power over 3,932,218 common shares. The other companies reported as beneficial owners of our common shares were BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock Asset Management Ireland Limited.
•	Information about Impala Asset Management LLC is based on an amended Schedule 13G it filed after December 31, 2011, in which it reported that as of that date it had sole voting and dispositive power over 3,374,497 common shares.
•	Information about Dimensional Fund Advisors LP is based on an amended Schedule 13G it filed after December 31, 2011, in which it reported that as of that date it had sole voting power over 3,279,362 common shares and sole dispositive power over 3,352,857 common shares. It also reported that it serves as an investment manager and an investment advisor to various investment companies, trusts, and accounts and that the shares are owned by its clients, no one of which, to the knowledge of Dimension Fund Advisors LP, owns more than 5% of the class. Dimensional Fund Advisors LP disclaims beneficial ownership of all the shares.
•	Information about The Vanguard Group, Inc. is based on an amended Schedule 13G it filed after December 31, 2011, in which it reported that as of that date it had sole voting power over 85,291 common shares, sole dispositive power over 2,582,583 common shares and shared dispositive power over 85,291 common shares.

Security Ownership of Current Management
(as of the record date for the annual meeting)

The following table shows the beneficial ownership of our common stock by each director, each executive officer named in the Summary Compensation Table, and all directors and current executive officers as a group as of the record date for the annual meeting. The current directors and officers individually own less than one percent (1%) of our outstanding shares. The table and footnotes also contain information about restricted stock units credited to the non-employee directors that derive their value based on the market value of our shares. None of the shares shown in the table are pledged as security.

	Number of Shares or Units
Beneficial Owner	Common Stock(1)(2)	Units Settleable in Cash(3)
Mark S. Bacon, Sr.	97,334
Kurt L. Darrow	463,543
John H. Foss	31,668	16,514
Richard M. Gabrys	25,568	16,514
Janet L. Gurwitch	16,568	5,000
David K. Hehl(5)	42,024	16,514
Edwin J. Holman	19,568	5,000
Janet E. Kerr	17,468	12,927
Steven M. Kincaid	196,684
H. George Levy	35,568	16,514
W. Alan McCollough	23,568	16,514
Nido R. Qubein	40,313	16,514
Louis M. Riccio, Jr.	118,812
Otis S. Sawyer	149,397
All current directors and current executive officers as a group (14 persons) own 2.38% of the outstanding shares.(4)	1,278,083	122,011

1.	This column lists beneficial ownership as calculated under the SEC rules, including stock options and restricted stock units that that may be exercised or converted without the company’s consent within 60 days of our record date of June 25, 2012.
2.	These amounts include 16,568 restricted stock units for each non-employee director which vest and settle in shares when the director leaves the board. See the Fiscal 2012 Non-employee Director Compensation table and related footnotes beginning on page 16 for additional detail.
3.	These restricted stock units vest and settle in cash, at the fair market value determined at the settlement date, when the director leaves the board.
4.	For purposes of calculating the percentage ownership of the group, all shares representing the restricted stock units (footnote 2) and shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of our record date of June 25, 2012, are treated as outstanding. For purposes of calculating the percentage of ownership of any individual, however, only the shares representing the restricted stock units and the shares subject to options exercisable or that become exercisable as described above that are held by that individual are treated as outstanding. For the computation of each individual’s ownership percentage, shares representing restricted stock units and shares subject to options held by other directors or executives are not counted.

In addition to the restricted stock units described in footnote 2, the table includes the following numbers of shares subject to options:

Mr. Bacon	41,216
Mr. Darrow	172,385
Mr. Kincaid	84,056
Mr. Riccio	50,637
Mr. Sawyer	96,587
All current directors and current executive officers as a group	444,881
5.	The table also includes 1,956 shares owned by Mr. Hehl’s wife, of which shares Mr. Hehl disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2012, all Section 16(a) filing requirements were complied with in a timely fashion.

CORPORATE GOVERNANCE

Board of Directors.  In performing their duties in overseeing the management of the company, our directors consider the interests of the various stakeholders of the company, including the shareholders, employees, customers, vendors and the communities we impact. The board abides by a set of corporate governance guidelines which can be found on our website at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-govhighlights. These guidelines outline, among other governance matters, the role of the board and our policies related to director criteria, independence, qualification, orientation, and assessment of board performance. The guidelines are regularly reviewed and updated to reflect regulatory requirements and evolving practices in corporate governance. The board recently changed the guidelines to make some minor changes and to adjust the retirement age to correlate with the annual election of directors. In addition to the Corporate Governance Guidelines, we also post at the same site our other key governance documents such as the lead director charter, the charters for each of the board’s key committees, and our Code of Business Conduct, which establishes our expectations for the business behavior of our employees, officers and directors. We will provide print copies of these materials, at no cost, to any shareholder who requests a copy from the Corporate Secretary at 1284 N. Telegraph, Monroe, Michigan 48162.

Leadership Structure.  Currently the board utilizes both a chairman and a lead director. Mr. Darrow serves as our chairman and chief executive officer, and Mr. Gabrys serves as our lead director. The directors have determined that this structure provides the most effective leadership structure for the company under the current circumstances. In operation, this structure provides substantially all of the benefits to the company and its shareholders that having an independent chairman would provide, while yielding the added benefit of combining the chief executive officer and chairman roles in a single person who is unambiguously the company’s leader.

Under our current structure, the lead director facilitates communications between management and the independent directors and serves as the principal liaison between the independent directors and the chairman. Among other duties, the lead director:

•	presides at board meetings when the chairman is absent;
•	reviews board meeting agendas in collaboration with the chairman and the various committee chairs and recommends matters for the board and committees to consider;
•	advises the chairman as to the quality, quantity, and timeliness of the information submitted to the directors;
•	calls meetings of the independent directors or calls for executive sessions during board meetings;
•	serves as chairman of the meetings of the independent directors or executive sessions of the board;
•	collaborates with committee chairs to ensure board work is conducted at the appropriate level, coordinates on issues involving multiple committees, and appropriately reports to the Board; and
•	meets with the chief executive officer to discuss the chief executive officer’s performance.

Risk Oversight.  The board of directors is responsible for overseeing our risks. The nominating and governance committee ensures our identified risk categories are appropriately overseen by the board or its various committees. The nominating and governance committee regularly reviews our process for identifying, prioritizing, and mitigating various risks. In addition, the committee reviews our risk tolerance and its alignment with our strategic plan. The board and each other committee, as part of their oversight efforts, review and report on their respective risk categories.

Director Independence.  Our board of directors strongly supports the concept of director independence. Our board is currently composed of nine independent directors and one employee director, Kurt L. Darrow, our chairman and chief executive officer. The chairman and chief executive officer is the only member of the board who is a current or past company employee. Under our Corporate Governance Guidelines, we mandate that a majority of directors must be independent. In addition, we limit membership on the audit, compensation, and nominating and governance committees to independent directors. The board annually reviews and affirmatively determines the independence of each director. With the exception of our chairman and chief executive officer, we have determined that each of the directors is an independent director and lacks any material relationship with the company that would impede his or her autonomy. In making its determination, the board used the following criteria, as reflected in our Corporate Governance Guidelines:

•	Within the last three years, a director or immediate family member was not an employee of the company or its independent registered public accounting firm.
•	Within the last three years, a director or immediate family member was not part of an interlocking directorship in which any of our executive officers served on the compensation committee of another company that employs the director or family member.
•	Within the last three years, a director or immediate family member did not receive more than $120,000 during any 12-month period in direct compensation from La-Z-Boy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation was not contingent in any way on continued service).
•	A director or immediate family member was not an executive officer or employee of an entity that made payments to or received payments (other than contributions to a tax-exempt organization or charity) from us for property or services that, in any single fiscal year within the last three years, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues.
•	The following categorical standards identify relationships that a director may have with us that are not considered material:
º	If a director is an executive officer, director, or shareholder of another company that does business with us and the annual revenues derived from that business are less than 1% of each company’s total revenues.
º	If a director is an executive officer, director, or shareholder of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or if the director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets.
º	If a director is an executive officer or director of another company in which we own common stock, and the amount of our common stock interest is less than 5% of the total shareholders’ equity of the other company.
º	If any family member of a director is or was employed by us in a non-executive capacity and the family member’s compensation has not exceeded $120,000 in any one fiscal year.
º	If a director is a director, officer, or trustee of a charitable organization, our annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions to the organization were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or if a director is a director of the La-Z-Boy Foundation.
º	If a director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, payments made by us to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues for the fiscal year, and the director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us.

The NYSE listed company rules also require that a majority of our directors be independent directors. Applying these standards and the criteria in our Corporate Governance Guidelines, the board of directors has affirmatively determined that each of the following current and retired directors, comprising all of the non-management directors, meets (or met during the period in which he served) the criteria for “independent” directors set forth in the listing standards of the NYSE and is an “independent” director under those standards and under our Corporate Governance Guidelines: Ms. Kerr and Ms. Gurwitch, Messrs. Foss, Gabrys, Hehl, Holman, Johnston (retired August 2011), McCollough, and Qubein, and Dr. Levy.

Majority Vote Standard for Director Elections.  Under our Corporate Governance Guidelines, we have established a majority vote standard for directors in an uncontested election. Should a director not receive a majority of the votes cast in an uncontested election, he or she is required to submit his or her resignation at the annual board meeting immediately following the annual shareholders’ meeting. The other directors must act on the resignation at or before the next regularly scheduled meeting and publicly report the board’s decision. For purposes of this rule, an election is treated as contested when there are more nominees than positions to be filled by election at the meeting.

Related Party Transactions.  Our company’s Code of Business Conduct, which applies to all employees, executive officers, and directors, requires avoidance of any situation creating a potential conflict of interest. Where a potential conflict is unavoidable, it must be disclosed to our president or secretary, or to the chairman of the audit committee. Each year we require the directors and executive officers to complete a questionnaire disclosing any transactions between the directors or executive officers, including their immediate family members, and the company. The audit committee is responsible for reviewing and approving any related party transactions involving directors or executives. The audit committee reviews any transactions related to directors or executive officers reported, or identified from the questionnaires, and takes appropriate action. We will disclose any waivers of the Code of Business Conduct related to the directors or executive officers on our Web site. We granted no waivers in fiscal 2012.

Independent Audits.  The lead partner of our independent registered public accounting firm is rotated at least every five years. PricewaterhouseCoopers LLP has been selected as the independent registered public accounting firm for fiscal 2013.

Meetings.  The board met eight times during the fiscal year ended in April 2012, including five times in executive session. Beginning in mid-fiscal 2011, the directors adopted a policy to meet in executive session without management present at each regularly scheduled board meeting. These executive sessions are chaired by the lead director. Each director attended at least 75% of the total of all meetings of the board and committees on which the director served during fiscal year 2012. Last year, all of the then-current directors attended the 2011 shareholders’ meeting, and we expect all the current directors to attend the 2012 shareholders’ meeting.

Communication with Directors.  Interested parties wishing to communicate their comments, concerns or questions about La-Z-Boy to the board of directors, the chairman, the lead director, or any or all of the other non-employee directors may do so by U.S. mail addressed to the board, the chairman, the lead director, or the non-employee directors (or any of them) at:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

The corporate secretary reviews and compiles any communications received for the board, board committees, or individual non-employee directors. He provides a summary of any lengthy or repetitive communications and forwards them to the appropriate director or directors. The complete communication is furnished to the appropriate director or directors upon their request.

Board Committees.  We currently have three standing committees of the board: the audit, compensation, and nominating and governance committees. At the annual board of directors meeting, the directors establish the membership and determine the chairman for each committee. In accordance with our Corporate Governance Guidelines and the independence standards of the NYSE rules, only independent directors serve on these committees.

The board of directors reviews and approves each of the committees’ charters and amendments. Each committee of the board, and the board itself, has the authority to engage independent consultants and advisors at the company’s expense. The chairman of the board is not a member of any of the board committees, but he does coordinate the agendas and activities of the committees with the lead director and each committee chair and attends the committee meetings. Our lead director serves on our audit and compensation committees. Committee chairs do not sit on any other committees. Other non-employee directors generally sit on two committees. The current membership of each of the key committees is shown in the following table:

Name	Audit	Compensation	Nominating and Governance
Kurt L. Darrow
John H. Foss	Chair
Richard M. Gabrys	X	X
Janet L. Gurwitch		X	X
David K. Hehl	X		X
Edwin J. Holman	X		X
Janet E. Kerr			Chair
H. George Levy		X	X
W. Alan McCollough		Chair
Nido R. Qubein		X	X

Audit Committee

The audit committee assists the board in the oversight of our financial reporting process, our compliance with legal and regulatory requirements, and the effectiveness of the internal and external audit functions. The audit committee does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor’s work. The committee selects the independent registered public accounting firm to perform the annual audit of financial statements and internal controls. The committee oversees all aspects of dealing with the independent registered public accounting firm, including its appointment, retention and compensation. The committee monitors the auditor’s independence and annually requests and reviews the outside auditor’s written statement of relationships between the auditor and the company. The committee limits our use of the outside auditors for non-audit work. In addition, the audit committee discusses the quality and adequacy of internal controls with management and the outside auditor. Under its charter, each member of the committee must meet the enhanced independence standards for audit committees as established in the SEC and NYSE listing standards. The board has determined each of the four committee members meets these independence standards, is financially literate and has accounting or related financial management expertise within the meaning of the NYSE’s corporate governance listing standards, and is an audit committee financial expert within the meaning of the SEC rules. The committee met nine times during fiscal 2012. For further discussion of the audit committee’s activities, see “Audit Committee Report” below.

Compensation Committee

The compensation committee assists the board in overseeing the compensation programs for our executives and directors, including the related risks. The compensation committee regularly reviews and approves the compensation package for our chief executive officer, chief financial officer, and the executive officers named in the Summary Compensation Table (referred to as the named executive officers), with the intent of providing a total compensation package that is competitive with market-median levels for expected performance. In establishing the compensation packages for the named executive officers, the committee annually evaluates the performance of our chief executive officer and reviews with the chief executive officer the performance of the other named executive officers. Membership on the committee requires directors to meet standards of independence as promulgated by the SEC (i.e., “non-employee director” as defined in the rules under Section 16 of the Securities Exchange Act of 1934), the Internal Revenue Service (i.e., “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code), and the NYSE listing standards. In performing its duties, the committee utilizes an independent outside compensation consultant (the Hay Group since fiscal 2010) and has access to our human resources and legal personnel and senior management. The compensation committee annually produces a report on executive compensation for inclusion in the proxy statement (see “Compensation Committee Report” below). The compensation committee met five times during fiscal 2012. The charter of the compensation committee will be provided to any shareholder upon request and can be found on our Web site at http://investors.la-z-boy.com, under “Corporate Governance.”

Compensation Risk Assessment.  The compensation committee, with the assistance of its outside compensation consultant, reviewed management’s risk assessment related to our compensation plans and concluded that our policies and practices are not reasonably likely to have a material adverse effect on the company. At the committee’s request, management undertook a detailed review of its compensation programs to identify material risks and the existing processes mitigating those risks. Management reviewed the existing compensation plans with a focus on incentive compensation plans and evaluated the plans for various factors including alignment with business strategy, consistent performance metrics, the use of hurdles, market competitiveness, impact on motivation, and the opportunities for management discretion. The review probed for material financial, operational, and reputational risks. Management discussed the results of this review with Hay Group, the compensation committee’s independent compensation consultant. Management subsequently reviewed with the compensation committee the identified risks and management’s determination that the plans and policies do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation.  Messrs. Gabrys, Levy, McCollough, and Qubein and Ms. Gurwitch served throughout fiscal 2012 as members of the compensation committee. None of the members of the committee has been an officer or employee of the company or any of its subsidiaries. No named executive officer serves on the board of directors of any company at which a compensation committee member is employed.

Nominating and Governance Committee

The nominating and governance committee is composed of independent directors who met five times during fiscal 2012. The nominating and governance committee identifies, evaluates, and recommends director candidates to the board. The committee also oversees the board’s practices, policies, and procedures and makes recommendations on general corporate governance issues including the size, structure, and composition of the board and its committees. The committee considers candidates identified by the committee’s own members or referrals from other board members, management, or outside sources, including candidates recommended by shareholders. (For information on how to propose a candidate to the nominating and governance committee and on the requirements for a shareholder’s own nomination of a director, see “Next Annual Meeting — Shareholder Proposals for the 2013 Annual Meeting” below.) In evaluating proposed candidates, the committee may review their résumés, obtain references and conduct personal interviews. The committee considers, among other factors, the candidate’s experience, leadership qualities, integrity, diversity, ability to exercise mature judgment, independence, and ability to make the appropriate time commitments to the board. The nominating and governance committee also assists the board in overseeing the company’s enterprise risk management process, including risk assessment, mitigation, and determination of risk tolerance levels. The committee’s charter can be found on our Web site at http://investors.la-z-boy.com, under “Corporate Governance.”

Director Compensation.  Working with an independent compensation consultant, we designed the annual pay package for directors to attract and retain highly qualified professionals to represent our shareholders. Directors who are also employees receive no additional compensation for serving on the board. Non-employee directors receive a combination of cash and restricted stock units as compensation for their service. We also reimburse our directors for their costs of travel, lodging, and related expenses while on company-related business. The company provides membership in the National Association of Corporate Directors (NACD) for each director and reimburses them for fees and expenses for participation in NACD and other programs intended to increase their knowledge of corporate governance and other issues related to their duties as directors. We encourage our directors to visit our company facilities, independently owned retail outlets, and our competitors to improve their understanding of our operations and the industry.

During fiscal 2012, the compensation committee engaged the independent compensation consultant to review market compensation practices for non-employee directors among comparable public companies. Based on the recommendation of the consultant, and consistent with the market trends in director compensation, the compensation committee recommended and the full board approved eliminating the meeting fees (except in extraordinary cases where directors are required to attend more than 25 meetings annually) and increasing the annual retainer for each director to $70,000. The annual retainer for the audit, compensation, and nominating and governance committee chairs will also increase to $15,000, $12,000 and $8,500, respectively. For the fiscal year ended April 2012, we paid each director cash and equity compensation in the following amounts:

Cash Compensation

•	Each non-employee director received an annual cash retainer of $35,000 (increased to $70,000 effective August 1, 2012).
•	In addition to the annual retainers, which are paid in quarterly installments, non-employee directors received $1,500 for each board meeting or committee meeting attended in person or by conference call. Concurrent with the increased annual retainer, the meeting fees will be eliminated unless the number of director meetings exceeds 25 in any year, at which point the directors will receive $1,500 per meeting in excess of 25.
•	The non-executive chairman of the board, who retired in August 2011, received an additional annual cash retainer of $100,000 pro-rated for the time in office until his retirement.
•	The lead director received an additional cash retainer of $20,000 per annum for serving in that capacity.
•	The chairs of the audit, compensation and nominating and governance committees received an additional cash retainer of $12,000, $8,500 and $ 6,000 per annum, respectively. Effective August 1, 2012, these committee chair retainers increase to $15,000 for the audit committee chair, $12,000 for the compensation committee chair and $8,500 for the nominating and governance committee chair.

Equity Compensation

•	On September 1, 2011, each non-employee director received a grant of 7,387 restricted stock units with a grant date value of $65,006. We will grant restricted stock units valued at $70,000 on September 1, 2012, to the non-employee directors serving at that time.
•	Each restricted stock unit is equivalent in value to a share of La-Z-Boy common stock. Dividend equivalents are awarded on restricted stock units at the same time and in the same amount as dividends declared on our common shares. The restricted stock units do not include voting rights. The units vest and are settled when the director leaves the board and, for units issued under the 2010 Omnibus Incentive Plan, are settled in shares only.

The following table provides details regarding each of the non-employee directors’ compensation for fiscal 2012. The amount of annual cash compensation varied based on lead director status, committee participation, committee chairs held, and meetings attended. Stock awards reflect the grant date fair value.

Fiscal 2012 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Total ($)
John H. Foss	72,500	65,006	137,506
Richard M. Gabrys	81,778	65,006	146,784
Janet L. Gurwitch	62,000	65,006	127,006
David K. Hehl	68,000	65,006	133,006
Edwin J. Holman	65,000	65,006	130,006
James W. Johnston(3)	48,750	—	48,750
Janet E. Kerr	59,000	65,006	124,006
H. George Levy	60,500	65,006	125,506
W. Alan McCollough	63,000	65,006	128,006
Nido R. Qubein	57,500	65,006	122,506

(1)	Includes actual annual board retainer fee, lead director retainer fees, committee chairman fees, and meeting fees.
(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. Each director then in office received 7,387 restricted stock units on September 1, 2011. Restricted stock units granted to non-employee directors in prior years under our former plans were settleable in cash; units granted since September 1, 2010, and to be granted in future years under our 2010 Omnibus Incentive Plan will be settleable in shares. The units formerly held by Mr. Johnston were paid out in cash and stock when he retired from the board in August 2011. As of April 28, 2012, the number of restricted stock units of each type held by each non-employee director (which vest and settle when the director leaves the board) were:

	Units Settleable in Cash	Units Settleable in Shares
John H. Foss	16,514	16,568
Richard M. Gabrys	16,514	16,568
Janet L. Gurwitch	5,000	16,568
David K. Hehl	16,514	16,568
Edwin J. Holman	5,000	16,568
Janet E. Kerr	12,927	16,568
H. George Levy	16,514	16,568
W. Alan McCollough	16,514	16,568
Nido R. Qubein	16,514	16,568
(3)	Retired from board service during fiscal 2012.

Non-Employee Director Stock Ownership Guideline.  In June 2011, the directors adopted a minimum stock ownership guideline for non-employee directors under which the directors are expected to own La-Z-Boy equity (including deferred or restricted stock units) at least equal in value to five times the annual cash retainer, with a five-year timetable to comply. As of April 28, 2012, each director has met the ownership requirements.

AUDIT COMMITTEE REPORT

The audit committee assists the board in its oversight of the integrity of the financial reporting process, internal controls and procedures, and compliance with legal and regulatory requirements. Management is responsible for the company’s financial reporting process and related internal controls. It is the independent registered public accounting firm’s responsibility to independently audit the company’s financial statements and its internal controls in accordance with the auditing standards of the Public Company Accounting Oversight Board. The audit committee and its members do not replace or duplicate the activities of management or the independent registered public accounting firm. A copy of the current committee charter which provides more information regarding the committee’s responsibilities and processes is available on the La-Z-Boy Web site at http://www.la-z-boy.com/about/corp_governance.aspx.

The audit committee met nine times during fiscal 2012. The committee regularly meets with the senior members of the company’s financial management team and the company’s independent registered public accounting firm. The committee selectively met with key managers of the company to review or discuss potential financial risks related to the company. The committee also regularly met in executive sessions, in separate private sessions with PricewaterhouseCoopers and in separate private sessions with each of the chairman and chief executive officer, chief financial officer, head of audit services, and other members of senior management. At these meetings the committee discussed with the various parties the company’s financial estimates and judgment, the internal controls over financial reporting, the company’s accounting principles, as well as the company’s regulatory compliance. To assist the committee in performing its duties, the committee utilizes the assistance of outside accounting, legal and other advisors as appropriate at the company’s expense.

The audit committee selects the independent registered public accounting firm and manages all the other aspects of the relationship, including its compensation, retention, replacement and the scope of any additional work. In addition, the committee reviews and approves the non-audit services work and fees prior to the performance of such work by PricewaterhouseCoopers. As part of the selection process, the committee evaluated the independence of PricewaterhouseCoopers LLP. The committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with the independent accountant the independent accountant's independence. After consideration of these factors, the committee determined that PricewaterhouseCoopers is independent of the company and management and selected PricewaterhouseCoopers as the company’s independent registered public accounting firm for fiscal 2013.

Based on the reviews and discussions described above, the committee recommended to the board of directors, and the board of directors has approved, including the audited financial statements in La-Z-Boy’s Annual Report on Form 10-K for the fiscal year ended April 28, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee
John H. Foss, Chairman
Richard M. Gabrys
David K. Hehl
Edwin J. Holman

Audit Fees

For professional services rendered to us for fiscal years 2012 and 2011, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees	$1,012,500	$1,163,000
Audit Related Fees	150,979	152,000
Tax Fees	35,927	37,000
All Other Fees	2,600	1,500
Total	$1,202,006	$1,353,500

Audit fees are for the audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Form 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

Audit-related fees relate to audits of our employee benefit plans and pre-implementation review of controls related to our new accounting systems associated with our enterprise resource planning project. Tax fees include fees for tax compliance and advisory services in Canada and Vietnam. All other fees represent accounting research software subscription fees.

The audit committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent auditors before the engagement of the independent auditors to perform them.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we summarize the compensation programs for our named executive officers (the individuals named in the “Summary Compensation Table” that follows this Compensation Discussion and Analysis). We discuss our compensation objectives and describe each pay element, the role it plays in the overall compensation program, and whether it pertains only to the named executive officers or to a broader group of employees. You should review this section with the pay disclosure tables that begin with the Summary Compensation Table on page 27.

Executive Summary

During fiscal 2012, we continued to execute and make progress against our strategic initiatives. Capitalizing on our efficient operating structure, brand strength, a strong network of proprietary distribution and better execution throughout our business segments, we continued to grow sales and profits. We also strengthened our balance sheet, ending the year with more than $150 million in cash and less than $10 million in total debt. For a more complete and detailed explanation of our financial results, please review our financial press release filed with the Form 8-K on June 19, 2012, or our Form 10-K, both of which can be found on our website at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec. As further discussed below in the section on Short Term Incentive Awards (page 21), we met and exceeded our financial targets for the year.

We continue to monitor all of our compensation program elements and practices to determine how they compare with current market practices and align with our overall compensation philosophy. At our annual meeting of shareholders in August 2011, we began providing our shareholders with the opportunity to cast an annual advisory vote on our executive compensation (a “say-on-pay proposal”). At that meeting, 97% of the votes cast by our shareholders were to approve the compensation we paid to our named executive officers in fiscal 2011. Our compensation committee took this result into account in determining compensation policies and setting compensation and will consider such results in the future.

We believe our executive compensation programs continue to provide a competitive pay-for-performance package that helps us attract, retain, and motivate our executives. We made no significant changes to these programs during fiscal 2012. Our compensation committee and executive management worked with Hay Group, the committee’s independent executive compensation consultant, to evaluate our programs, and the committee took the following actions during the year.

Fiscal Year 2012 Executive Compensation Actions

•	Base Salary In June 2011, the committee reviewed salary levels for each of the named executive officers and approved salary increases based on their individual performance, changes in responsibility, the company’s improved financial position, and market data provided by Hay Group.
•	Short Term Incentive Awards (Management Incentive Program) Based on market information and changes in the pay grades and responsibilities of some of our named executive officers, the committee approved the following target incentives (% of base salary) for fiscal 2012: Mr. Darrow, 100%; Messrs. Riccio and Bacon, 75%; and Messrs. Kincaid and Sawyer, 60%.
•	Long-term Equity Incentive Awards The committee determined that equity grants made July 13, 2011, (for fiscal 2012) would be composed of stock options (25%) and performance-based shares (75%). The size of an award was based on a percentage of the recipient’s base salary, and the percentage varied by salary grade.

On the following pages, we provide additional detail for each compensation element.

Executive Compensation Approach

Our executive pay programs are designed to reflect the following objectives:

•	Market competitive. Pay packages, including base salaries and incentive opportunities, are designed to be competitive with industry peers and pay practices for similar companies and business models at U.S. retailers and U.S. manufacturers with a retail focus.
•	Pay for performance. The majority of the named executive officers’ target pay opportunity is provided through annual and long-term incentive award opportunities, which are earned, or increase in value, based on company and stock performance.
•	Align with shareholder interests. The named executive officers are required to own company stock over a sustained period to ensure they have the perspective of long-term shareholders.
•	Program effectiveness. We have clearly defined programs that provide meaningful award opportunities aligned to the achievement of our business strategy.
•	Cost efficient. In designing our executive pay programs, we take into account the cost of various possible elements (share usage, cash flow and accounting/tax impact).

Our compensation philosophy is to provide a base salary targeted to the median of the competitive market, with the opportunity to earn a significantly higher level of compensation under incentive programs that link executive pay to company and individual performance factors. All named executive officers participate in the same compensation programs and are subject to the same pay policies. The majority of each executive’s target compensation is at risk with the amount realized, if any, based on company performance. The pay level and at-risk portion increases as an executive assumes greater levels of responsibility with greater impact on the company. Accordingly, the chief executive officer’s pay level and at-risk pay portion are higher than those of other officers due to his greater level of responsibility.

Compensation Committee’s Role

Each year, the compensation committee reviews and approves the overall design of our executive pay program and all pay elements for the named executive officers. Three senior executives (chief executive officer, chief financial officer, and corporate vice president human resources) provide input on program design (including goals and weighting) and information on the company’s and the furniture industry’s performance. Management is responsible for implementing the executive pay program that the committee approves.

The compensation committee has retained Hay Group as its independent executive compensation consultant to advise the committee on matters related to executive compensation. Hay Group does not provide any services to the company other than its work for the board of directors. Under the committee’s direction, Hay Group does interact with members of the senior executive team to provide insight into company and industry practices and ensure that executives are informed with regard to emerging best practices and market trends. The committee has sole authority to retain and terminate consultants used to assist in the evaluation of executive compensation.

Pay-Setting Process Methodology

We assign executives to pay grades based on their duties and responsibilities. For each pay grade, we establish a salary range and the target annual and long-term incentive award opportunities based on market median pay levels. In setting individual pay levels, we consider market pay data, company performance, and the executive’s competencies, skills, experience, and performance, as well as our business needs, cost, and internal relationships.

In setting the named executive officers’ pay levels, the committee reviews pay of the chief executive officer and other named officers as a team. Annually we review current total direct compensation (salary, annual and long-term incentive awards) among a peer group of companies. The peer group is composed of publicly-traded American companies with comparable revenues that are either competitors or manufacturing companies with a retail focus. The peer companies considered in setting 2012 pay levels were Acuity Brands, Inc.; Callaway Golf Company; Ethan Allen Interiors, Inc.; Furniture Brands International, Inc.; Haverty Furniture Companies, Inc.; Herman Miller, Inc.; Knoll, Inc.; Pier 1 Imports, Inc.; Polaris Industries, Inc.; Sealy Corporation; Select Comfort Corporation; Tempur-Pedic International, Inc.; The Toro Company; Under Armour Inc.; and Wolverine Worldwide.

In addition, we review target total direct compensation for comparable jobs generally in retail and general industry companies based on compensation surveys conducted annually by Hay Group. We use both peer group comparator data and market survey data to benchmark pay. We believe this dual benchmarking provides a more rigorous process to validate pay decisions.

Periodically, we also review the market practices for executive retirement benefits, deferred compensation plans, and severance and change in control agreements.

To aid in its oversight of our executive compensation program, the committee requested that Hay Group conduct a total compensation review for each of the named executive officer positions. The analysis included base salary, short-term incentives, and long-term incentives and compared the compensation of the named executive officers with median levels for general industry, retail industry, and the company’s peer group. In addition, the committee annually reviews estimated amounts to be paid to the named executive officers under various employment termination situations, including a change in control of the company. The committee believes its use of data supplied by the independent consultant along with a review of current and historical compensation for the named executive officers provides the committee with a complete picture of the named executive officers’ compensation.

Our process for setting compensation for our named executive officers includes a formal, individual performance evaluation each year for each executive. The independent members of our board of directors assess our chief executive officer’s performance each year. This assessment includes an evaluation of critical areas, including customer relations, human capital, shareholder value, operating results and strategic goals. Every third year the compensation committee’s independent compensation consultant manages the CEO performance evaluation focusing on the same criteria. The consultant completes the analysis and prepares a detailed report for the compensation committee members. The chief executive officer assesses the individual performance of the other named executive officers each year based on their overall performance throughout the year, accomplishment of specific goals, and their future potential within the organization. This assessment is used in determining base salary as noted below.

Executive Compensation Program Elements

To best achieve our objectives for the executive pay program, we provide a compensation package comprising the following primary elements:

•	Base salary
•	Management Incentive Program (MIP) (annual cash incentive opportunity)

•	Long-term equity incentive awards
•	Other executive compensation program elements (stock ownership guidelines, retirement benefits, deferred compensation)

Some elements vary based on the company’s performance, and some provide no benefit unless the company achieves specific results. The mechanics of these pay elements and our pay decisions are detailed below. In addition, we have change in control agreements with our named executives, and they participate in a severance plan. These elements are intended to assist us in attracting and retaining quality executive talent and ensure continuity of our leadership.

Base Salary

Base salaries paid to our named executive officers are based on their duties, competencies, experience and performance. In setting base salaries for our executive team, we consider market levels, specific job responsibilities, internal pay relationships and total cost. Executives are eligible for annual merit salary increases based on individual performance, comparison with market levels and the total salary budget. Executives are eligible for mid-year salary adjustments if they are promoted or their job responsibilities change.

Salary Changes in Fiscal 2012

In June 2011, our compensation committee reviewed salary levels for each of the named executive officers and approved salary increases based on their individual performance, the company’s improved financial position, changes in responsibility, and market data provided by Hay Group.

Salary Changes for Fiscal 2013

In June 2012, the committee reviewed salary levels for each of our named executive officers. Consistent with the typical increase we paid to our other managers in fiscal 2013, the committee approved increases for each names executive officer of 2.5%, rounded up to the nearest thousand dollars.

The named executive officers’ fiscal 2012 and 2013 salaries are presented in the table below.

Executive	Fiscal 2012 Salary $(1)	Fiscal 2013 Salary $(1)	% Change
Kurt L. Darrow . . . . . . . . . .	825,000	846,000	2.5%
Louis M. Riccio, Jr. . . . . . . .	400,000	410,000	2.5%
Mark S. Bacon, Sr. . . . . . . . .	450,000	462,000	2.7%
Steven M. Kincaid . . . . . . . .	370,000	380,000	2.7%
Otis S. Sawyer. . . . . . . . . . .	330,000	339,000	2.7%

(1)	Beginning in fiscal 2011, salary increases become effective on July 1, two months after the start of the fiscal year. As a result, the amounts shown here are higher than those shown in the 2011 Summary Compensation Table on page 27 below.

Short Term Incentive Awards (Management Incentive Program)

The La-Z-Boy Incorporated 2010 Omnibus Incentive Plan is designed to reward executives for achievement of both short-term and long-term corporate performance goals. Our annual cash bonus program, which we refer to as the Management Incentive Program, or MIP, is a short term incentive award plan designed to motivate and reward executives for the achievement of annual goals. Target awards, specified as a percentage of base salary, vary by pay grade. The named executive officers have the opportunity to earn awards up to 200% of their target incentive opportunity, based on performance. For the named executive officers, we base the financial goals on the company’s overall financial performance.

Fiscal 2012 financial measures were:

•	2/3 weight — operating margin (operating income as a percentage of net sales)
•	1/3 weight — net sales

The compensation committee approved these financial measures because they drive shareholder value and reflect our emphasis on profitability (operating margin) and sales growth. For these purposes, we calculated operating margin without taking into account the impact of restructuring. After defining required performance, the committee has discretion, in extraordinary circumstances, to modify incentive awards, either up or down, for the named executive officers but did not exercise such discretion in awarding MIP payments for fiscal 2012.

Target financial performance goals were set to be challenging but achievable. Over the prior five years (fiscal years 2007 to 2011), our payouts under the MIP for overall company financial performance averaged approximately 37% of target. Our fiscal 2011 results reflected 53 weeks of activity whereas our fiscal 2012 only included 52 weeks, and we set the fiscal 2012 target financial goals accordingly.

The following table summarizes the fiscal 2012 MIP performance goals.

Fiscal 2012 MIP Goals

Performance Level	Net Sales (in Billions)	Operating Margin
Maximum	$1.287	5.5%
Target	$1.225	4.0%
Threshold	$1.147	2.0%

Analysis — 2012 MIP Awards Were Above Target Reflecting Our Financial Performance

Our 2012 company financial performance results were above target levels, reflecting the strong operating results during the year. Results for the MIP payouts based on sales were 111% of the sales goal, and the operating margin payout was 107% resulting in an overall payout level of 108% of target. Thus, in line with our compensation philosophy and in accordance with standards we set at the outset of the year, MIP payments to our named executive officers for 2012 were above target levels.

Our named executive officers’ fiscal 2012 target, achieved performance level, and actual MIP awards, expressed as a percentage of base salary, were as follows:

Executive	Fiscal 2012 Target Incentive (% of base salary)	Achieved Performance Level (% of target performance)	Actual Fiscal 2012 Incentive Payout (% of base salary)
Kurt L. Darrow	100%	108%	108.0%
Louis M. Riccio, Jr.	75%	108%	81.0%
Mark S. Bacon, Sr.	75%	108%	81.0%
Steven M. Kincaid	60%	108%	64.8%
Otis S. Sawyer	60%	108%	64.8%

Fiscal 2013 MIP Awards

The committee has approved the following target incentives percentage of base salary) for fiscal 2013: Mr. Darrow, 100%; Messrs. Riccio and Bacon, 75%; and Messrs. Kincaid and Sawyer, 60%. The committee established operating margin (60% weight) and net sales (40% weight) as the financial measures for fiscal 2013.

Long-term Equity Incentive Awards

The long-term incentive award provisions of our 2010 Omnibus Incentive Plan provide for equity-based compensation (restricted stock, restricted stock units, options, or other forms of equity based compensation) intended to align executive pay with long-term shareholder returns, motivate our executive officers to focus on long-term business objectives, and encourage long-term strategic thinking.

Our long-term equity incentive awards are designed to motivate and reward executives for creating shareholder value and to enhance our ability to retain employees. The value received by executives from these awards varies based on the company’s performance and the future price of our common stock.

We establish award levels for each eligible pay grade after considering market median practices and total cost (share usage and accounting/tax impact). The committee approves annual equity-based awards that are granted on the second Wednesday in July. Our chief executive officer has discretion during the year to approve limited grants of restricted stock to recruit executives and reward promoted employees other than the named executive officers, but we made no such grants during fiscal 2012.

Each year the committee determines the appropriate long-term incentive award types and mix based on our objectives for the grants, as well as market practices, share usage, accounting/tax impact, and past practices. We review the accounting treatment of the relevant incentive award types, including stock options and performance-based stock awards. Our stock options and performance-based stock awards are designed to enable the company to deduct their cost for tax purposes, while executives who exercise options or receive performance-based shares are taxed at ordinary income rates. However, we may not be able to deduct the cost of restricted stock awards to certain named executive officers for federal income tax purposes in a given year. For more discussion of the tax treatment, see Deductibility of Executive Compensation on page 25.

Fiscal 2012 Grants

Early in fiscal 2012, we granted two types of stock-based awards to the named executive officers under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan: stock options and performance-based shares.

The fiscal 2012 award types are summarized below.

Stock Options (25% of total fiscal 2012 long-term incentive opportunity)

Stock options entitle executives to purchase stock at the exercise price (closing price on date of grant) for up to ten years. Options expire at the end of ten years if they have not been exercised by that time. Stock options have no value to executives if the company’s stock price does not rise, and they therefore encourage executives to work in ways that will improve the company’s performance and result in a higher stock price.

•	Stock options granted in fiscal 2012 vest in equal installments over four years (25% per year) and have a ten-year term.

Once a stock option vests, an executive may purchase stock at the price fixed at the time of grant. The executive realizes value equal to the difference between the grant price (the price the executive pays) and the price at which our stock is trading publicly at the time the executive exercises the option.

Performance-Based Stock Awards (75% of total fiscal 2012 long-term incentive opportunity)

Through performance-based stock awards granted for fiscal 2012, executives will earn stock at the end of a three-year performance period if the company achieves specified financial goals. The value of any earned shares depends on La-Z-Boy’s future stock price. An executive’s award opportunity ranges from 50% of the executive’s target award if minimum performance requirements are met to a maximum of 200% of the target award.

The number of shares received, if any, will depend on how the company performs in fiscal 2014.

•	Targets for the awards are based 25% on the growth of sales from fiscal 2011 to fiscal 2014, 25% on total shareholder return for the performance cycle and 50% on operating income in fiscal 2014.
•	Shares may be earned based on each factor independent of performance on the other factors.
•	Each factor includes a minimum performance level that must be achieved before any shares are earned based on that factor. No shares are earned if the company performs below the threshold performance level of all three factors.
•	If the company performs at the designated target level of all three factors, the target number of shares is earned. The actual number of shares earned can be more or less than target level depending on performance.
Payouts for Equity Grants Made Prior to Fiscal 2012

The named executive officers realized value in fiscal 2012 for restricted stock grants made prior to fiscal 2012. The restriction period lapsed on a portion of restricted grants made in fiscal 2007 through fiscal 2009. Our named executive officers also exercised stock options during fiscal 2012. The pre-tax amounts realized are shown in the fiscal 2012 Option Exercises and Stock Vested table (on page 31).

Fiscal 2013 Grants

Awards made to executive officers during the past several fiscal years have included a mix of stock options, restricted stock, and performance-based shares. The committee determined that equity grants to be made July 11, 2012 (for fiscal 2013) will be composed of stock options (50%) and performance-based shares (50%). We intend this mix to provide a balanced focus on stock price appreciation and multi-year goal achievement. The financial measures and related weightings for the performance-based shares will be sales growth (40%), operating margin (40%), and total shareholder return (20%) relative to the company’s peer group (see “Pay-Setting Process Methodology”). The size of an equity award will be based on a percentage of the recipient’s base salary, and the percentage will vary by grade.

Other Executive Compensation Program Elements

Executive Management Stock Ownership Guidelines

The committee annually monitors compliance by our executive management with stock ownership guidelines. Our executives are expected to own a fixed number of shares of company stock equal in value to a multiple of their annual base salary (four times base salary for our CEO and two times base salary for the other named executive officers), using our stock’s average closing price in the month of April 2010. The share requirements for our named executive officers range from approximately 45,000 to 210,000. Executives must achieve compliance within five years of becoming subject to the ownership guidelines. The committee will reassess the share requirement in June 2013 based on each executive’s salary and a representative share price at the end of fiscal year 2013, and, subject to variation in our stock price, executives can expect their requirements to increase as their compensation increases.

In determining compliance with the guidelines, we include shares owned directly, shares held in a family trust or qualified retirement program, and service-based restricted stock. As of April 28, 2012, all of the named executive officers were in compliance with their guidelines.

Retirement Benefits

We provide retirement benefit plans to encourage long-term employment and to help employees save for their retirement. Our named executive officers are eligible to participate in the same retirement benefit programs we offer to salaried employees at the corporate level.

We currently offer 401(k) and profit sharing plans to which the company may contribute. Company matching contributions vary by operating unit and range from 0% to a maximum of 50% of the first 4% contributed by the employee. Profit sharing contributions for each participant (including all of the named executive officers) can range from 0% to 10% of the participant’s salary and bonus, based on the company’s annual profitability. Profit sharing contributions were suspended for fiscal 2009 and have not been reinstated.

Executive Deferred Compensation Plan

Our 2005 Executive Deferred Compensation Plan allows executives to defer pay they have earned. Participants may elect to defer up to 100% of their salaries and up to 100% of the portion of their annual cash incentive award (under the MIP) that is based on company performance. In addition, the company may contribute to this plan any company 401(k) match and profit sharing contributions that cannot be credited to the executives’ accounts due to the Internal Revenue Code compensation limitations that apply to the tax-qualified retirement plans. (Such limits may apply because the executive’s contributions to the 401(k) plan were returned following discrimination testing for highly compensated personnel, the executive’s contributions and the company’s matching contributions were limited by either the annual contribution limit — $17,000 for 2012 — or the annual compensation limit — $250,000 for 2012, or a contribution to the executive’s account in the profit-sharing plan would have caused the plan to fail discrimination testing. Contributions returned to executives are not deferrable into this plan.) Named executive officers’ salary and bonus deferrals are detailed in the Fiscal 2012 Non-Qualified Deferred Compensation table on page 32.

Named Executive Officer Change in Control Agreements

We have change in control agreements with our named executive officers to ensure continuity of our leadership in the event the company’s ownership changes. The agreements define a change in control as any event that must be reported in Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities

Exchange Act of 1934 that qualifies as a change of control event pursuant to Internal Revenue Code Section 409A. This generally occurs when a person, entity or group acquires ownership of 30% of our stock, if a person, entity or group acquires an amount that increases its holding to more than 50% of the value or voting power of the company stock, if a majority of the company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election, or if 40% or more of the company’s assets are acquired.

The agreements provide for the following cash severance payouts upon the occurrence of both a change in control and a qualifying termination of employment within a two-year period (three years for the CEO) following the change in control. Payouts are calculated as two times the executive’s current base salary plus two times the executive’s average annual bonus amount paid over the three-year period immediately prior to the change in control (three times salary plus three-year average bonus for the CEO). During their respective cash severance terms following the change in control, executives will also receive a continuation of medical and life insurance benefits. With respect to outstanding equity awards under our La-Z-Boy Incorporated 2004 Long-Term Equity Award Plan, we utilize a single-trigger approach whereby an executive’s outstanding unvested stock options and restricted shares will immediately fully vest upon the occurrence of the change in control. Similarly, upon a change in control, outstanding performance-based share awards will be payable based on performance through the change in control date. The La-Z-Boy Incorporated 2004 Long-Term Equity Award Plan was replaced by the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, and awards under the new plan have a double trigger vesting requirement (change in control, followed by a qualifying termination of employment). Under our current change in control agreements, we utilize a “best-net” approach wherein the company will reduce payments below the safe harbor limit (defined as the amount below which no excise tax liability is incurred with respect to change in control payments to executives) only if doing so results in a greater after-tax benefit to the executive. The executive is responsible for the excise tax, and the company does not pay any tax gross-up on the excise tax. Additional information regarding the change in control agreements and estimated termination payments to executives is presented on page 34.

Named Executive Officer Severance Plan

The severance plan for the named executive officers is designed to assist the company in attracting and retaining quality executive talent while providing the company some protection against competition and solicitation by former executives.

The severance plan provides that the company is to pay a named executive officer severance if the company discharges the executive except “for cause” or if the named executive officer leaves the company with “good reason.” In that event, the company would pay the CEO severance for 24 months after the CEO’s employment ends and would pay the other named executive officers severance for 12 months after a qualifying termination of employment. Severance is to be paid at the level of a departing executive’s base salary at the time the executive’s employment ended. Discharge “for cause” would generally include employee acts of fraud, reckless misconduct, substandard performance that is not corrected, and similar acts or failures to act. Resignation for “good reason” would generally include a resignation triggered by a reduction in the employee’s pay, unless similarly situated employees are similarly affected, or a requirement that the executive relocate.

Executives will receive medical benefits during the time they receive severance. The severance periods of 24 and 12 months were established based on the market and peer company analysis. Entitlement to severance benefits is subject to the officer’s compliance with non-competition and non-solicitation covenants for the duration of the severance term. Executives are entitled to receive and retain only that portion of the severance pay that is in excess of compensation they receive from other employment during the severance period.

Other Considerations

Deductibility of Executive Compensation

We monitor our executive pay programs with respect to current federal tax law to maximize the deductibility of compensation paid to named executives. Section 162(m) of the Internal Revenue Code generally precludes public companies from taking a tax deduction for compensation over $1 million paid to a named executive officer unless the compensation is performance-based. Performance-based stock awards and stock option grants made under both the 2004 Long-term Equity Award Plan and the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan, and the short term cash incentive awards under the 2010 Omnibus Incentive Plan, all qualify as performance-based compensation exempt from the tax deduction limit so long as the performance goal requirements of Section 162(m) have been met. Restricted stock awards generally do not qualify.

Recoupment of Incentive Payments

In accordance with our policy, we will require reimbursement of annual or long-term incentive payments made to any management employee if the board of directors determines that the employee engaged in misconduct that resulted in a material inaccuracy in our financial statements or performance metrics used to make incentive payments or awards, and the employee would have received a lower payment if calculated based on accurate financial statements or performance metrics.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this proxy statement.

W. Alan McCollough, Chairman
Richard M. Gabrys
Janet L. Gurwitch
Dr. H. George Levy
Nido R. Qubein

EXECUTIVE COMPENSATION

The Summary Compensation Table and other tables present pay for our named executive officers received for fiscal 2012.

Named Executive Officers as of April 28, 2012

•	Kurt L. Darrow (age 57), Chairman, Chief Executive Officer and President
•	Louis M. Riccio, Jr. (age 49), Senior Vice President and Chief Financial Officer
•	Mark S. Bacon, Sr. (age 49), Senior Vice President and President La-Z-Boy Branded Business
•	Steven M. Kincaid (age 63), Senior Vice President and President Casegoods Product
•	Otis S. Sawyer (age 54), Senior Vice President and President Non-Branded Upholstered Product

Summary Compensation Table

The Summary Compensation Table presents “total compensation” (see footnotes for the included pay elements) for the named executive officers.

•	Actual value realized in fiscal 2012 for previously granted long-term incentives is presented in the Option Exercises and Stock Vested table on page 31.
•	Target annual and long-term incentive opportunities for fiscal 2012 are presented in the Grants of Plan-Based Awards table on page 28.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kurt L. Darrow Chairman, President & Chief Executive Officer	2012	816,651	2,008,230	510,452	881,983	24,087	4,241,403
	2011	766,652	748,728	146,521	124,198	38,944	1,825,043
	2010	725,000	100,947	717,171	959,175	8,556	2,510,849
Louis M. Riccio, Jr. Senior Vice President & Chief Financial Officer	2012	395,826	486,845	123,747	320,619	10,066	1,337,103
	2011	370,826	217,949	42,653	33,374	13,885	678,687
	2010	350,000	45,230	321,290	257,250	3,751	977,521
Mark S. Bacon, Sr. Senior Vice President & President La-Z-Boy Branded Business	2012	441,658	547,695	139,211	357,743	10,592	1,496,899
	2011	395,826	217,949	42,653	35,624	15,555	707,607
	2010	375,000	45,230	321,290	275,625	828	1,017,973

Steven M. Kincaid Senior Vice President & President Casegoods Product	2012	368,326	360,265	91,576	238,675	11,254	1,070,096
	2011	359,993	217,949	42,653	32,399	15,180	668,174
	2010	360,000	45,230	321,290	264,600	5,237	996,357

Otis S. Sawyer Senior Vice President & President Non-Branded Upholstered Product	2012	326,923	321,313	81,670	211,846	363	942,115
	2011	310,000	217,949	42,653	27,900	363	598,865
	2010	310,000	45,230	321,290	227,850	193	904,563

(1)	Reflects the total of the value of restricted share awards granted during fiscal 2010 and the value at target of the performance-based awards granted during fiscal 2011 and 2012. We valued the restricted shares and performance-based share awards using the closing price of La-Z-Boy stock on the date of grant, except that we valued the 2011 performance-based awards using the closing price of $7.65 of La-Z-Boy stock on August 18, 2010, the date the 2010 Omnibus Incentive Plan was approved by shareholders.

Maximum value of performance-based shares is shown below:

Name	2012	2011
Kurt L. Darrow	$4,016,461	$1,497,457
Louis M. Riccio, Jr.	$973,690	$435,897
Mark S. Bacon, Sr.	$1,095,390	$435,897
Steven M. Kincaid	$720,530	$435,897
Otis S. Sawyer	$642,626	$435,897
(2)	Reflects the total grant date fair value of the stock option awards granted during the fiscal year. For additional information regarding the assumptions we used in valuing the awards, refer to Note 12 (Stock-Based Compensation) to the Consolidated Financial Statements found in Item 8 of Part II of our fiscal 2011 and 2012 Forms 10-K.
(3)	Consists of cash awards for the achievement of performance results for the respective year made under our management incentive program (MIP). Payments are made in the first quarter following completion of the fiscal year.
(4)	All Other Compensation for fiscal 2012 consists of the following:
•	Company contributions to the 401(k) and Executive Deferred Compensation Plans of the following amounts: Mr. Darrow $18,721, Mr. Riccio $8,584, Mr. Bacon $9,546, and Mr. Kincaid $8,014.
•	Company paid life insurance premiums, financial planning services, physicals and tax reimbursements related to company contributions to the deferred compensation plans (made in the prior year).

Grants of Plan-Based Awards

The following table provides details of all incentive plan-based awards granted to the named executive officers during fiscal 2012. Specifically, the table presents the following fiscal 2012 incentive awards:

•	Annual management incentive award (MIP) potential award range (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns). The actual awards are presented in the Summary Compensation Table (see page 27).
•	Performance-based shares
•	Stock options

Fiscal 2012 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kurt L. Darrow
2012 Annual Incentive (MIP)		135,972	816,651	1,633,302
Performance-Based Shares	7/13/2011				26,848	214,784	429,568				2,008,230
Non-Qualified Stock Options	7/13/2011								76,415	9.35	510,452
Louis M. Riccio, Jr.
2012 Annual Incentive (MIP)		49,429	296,869	593,739
Performance-Based Shares	7/13/2011				6,509	52,069	104,138				486,845
Non-Qualified Stock Options.	7/13/2011								18,525	9.35	123,747
Mark S. Bacon, Sr.
2012 Annual Incentive (MIP)		55,152	331,244	662,487
Performance-Based Shares	7/13/2011				7,322	58,577	117,154				547,695
Non-Qualified Stock Options	7/13/2011								20,840	9.35	139,211
Steven M. Kincaid
2012 Annual Incentive (MIP)		36,796	220,996	441,991
Performance-Based Shares	7/13/2011				4,816	38,531	77,062				360,265
Non-Qualified Stock Options	7/13/2011								13,709	9.35	91,576
Otis S. Sawyer
2012 Annual Incentive (MIP)		32,660	196,154	392,308
Performance-Based Shares	7/13/2011				4,296	34,365	68,730				321,313
Non-Qualified Stock Options	7/13/2011								12,226	9.35	81,670

(1)	Actual awards could have been up to 200% of target for the MIP based on performance results.
(2)	The “Threshold” estimated future payout shown reflects meeting the threshold for just one goal.
(3)	The value of performance-based shares equals the target number of shares at the closing price of La-Z-Boy stock on the grant date ($9.35). The value of non-qualified stock options is the fair value ($6.68 per share) and will be expensed over the vesting period.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents all outstanding stock options and unvested stock awards (performance-based stock and restricted stock) held by the named executive officers at the end of the fiscal year. Market values for the unvested stock awards are presented based on the closing price of the company’s stock on April 27, 2012, of $15.34.

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kurt L. Darrow
Restricted Shares						75,459	$1,157,541
Performance-Based Shares								156,329	$2,398,087
Stock Options	2012	—	76,415	9.35	7/13/2021
	2011	8,578	25,736	7.75	7/14/2020
	2010	—	138,450	4.37	7/08/2014
	2004	33,100	—	22.20	9/30/2013
	2004	16,900	—	20.44	8/12/2013
	2003	16,900	—	22.60	8/14/2012
Louis M. Riccio, Jr.
Restricted Shares						21,950	$336,713
Performance-Based Shares								40,280	$617,895
Stock Options	2012	—	18,525	9.35	7/13/2021
	2011	2,497	7,492	7.75	7/14/2020
	2010	—	62,025	4.37	7/08/2014
	2004	5,000	—	20.44	8/12/2013
	2003	5,000	—	22.60	8/14/2012
Mark S. Bacon, Sr.
Restricted Shares						21,600	$331,344
Performance-Based Shares								43,534	$667,812
Stock Options	2012	—	20,840	9.35	7/13/2021
	2011	2,497	7,492	7.75	7/14/2020
	2010	—	62,025	4.37	7/08/2014
Steven M. Kincaid
Restricted Shares						21,950	$336,713
Performance-Based Shares								33,511	$514,059
Stock Options	2012	—	13,709	9.35	7/13/2021
	2011	2,497	7,492	7.75	7/14/2020
	2010	10,823	62,025	4.37	7/08/2014
	2004	16,900	—	20.44	8/12/2013
	2003	16,900	—	22.60	8/14/2012
Otis S. Sawyer
Restricted Shares						21,950	$336,713
Performance-Based Shares								31,428	$482,106
Stock Options	2012	—	12,226	9.35	7/13/2021
	2011	2,497	7,492	7.75	7/14/2020
	2010	50,525	62,025	4.37	7/08/2014
	2004	5,000	—	20.44	8/12/2013
	2003	2,000	—	22.60	8/14/2012

(1)	Stock options that were unvested will vest as follows:

Grant Year	Options Vesting Schedule
2012	Unvested options vest 25% on July 13, 2012, 25% on July 13, 2013, 25% on July 13, 2014, and 25% on July 13, 2015.
2011	1/3 of the unvested options vest on July 14, 2012, 1/3 on July 14, 2013, and 1/3 on July 14, 2014.
2010	50% of the unvested options vest July 8, 2012 and 50% on July 8, 2013.

(2)	Unvested restricted share grants will vest as follows:

	Restricted Share Grant Dates
	2010 Grant(a)	2009 Grant(b)	2008 Grant(c)	Total
Kurt L. Darrow	23,100	40,909	11,450	75,459
Louis M. Riccio, Jr.	10,350	8,700	2,900	21,950
Mark S. Bacon, Sr.	10,350	11,250	—	21,600
Steven M. Kincaid	10,350	8,700	2,900	21,950
Otis S. Sawyer	10,350	8,700	2,900	21,950

(a)	Shares vest 25% on July 8, 2012, 25% on July 8, 2013 and 50% on July 8, 2014.
(b)	25% of the original shares vested on July 9, 2011. Unvested shares are shown and vest 25% on July 9, 2012 ( 1/3 of the unvested shares) and 50% on July 9, 2013 ( 2/3 of the unvested shares). For Mr. Bacon, 25% of the original shares vested on October 17, 2011. Unvested shares are shown and vest 25% on October 17, 2012 ( 1/3 of the unvested shares) and 50% on October 17, 2013 ( 2/3 of the unvested shares).
(c)	25% of the original shares vested on July 11, 2010 and 25% on July 11, 2011. The unvested shares are shown and vest on July 11, 2012.
(3)	Unearned performance-based shares are shown assuming threshold performance for each goal.

	Performance-Based Share
Name	Fiscal year 2012 Grant At Threshold(a)	Fiscal year 2011 Grant At Threshold(b)	Total
Kurt L. Darrow	107,392	48,937	156,329
Louis M. Riccio, Jr.	26,035	14,245	40,280
Mark S. Bacon, Sr.	29,289	14,245	43,534
Steven M. Kincaid	19,266	14,245	33,511
Otis S. Sawyer	17,183	14,245	31,428

(a)	Three-year performance period ends fiscal 2014 (April 2014).
(b)	Three-year performance period ends fiscal 2013 (April 2013).

Option Exercises and Stock Vested

The following table provides details for each of the named executive officers regarding stock options exercised and stock awards vested during fiscal 2012.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kurt L. Darrow	226,850	1,758,296	30,811	283,457
Louis M. Riccio, Jr.	84,625	707,576	7,250	66,251
Mark S. Bacon, Sr.	62,025	218,564	3,750	31,725
Steven M. Kincaid	73,802	603,994	7,250	66,251
Otis S. Sawyer	34,100	195,975	7,250	66,251

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of La-Z-Boy Incorporated’s stock at the time of exercise.
(2)	The dollar value of the vested restricted stock reflects the total pre-tax value realized (based on the price of La-Z-Boy stock at vesting

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of April 28, 2012. Company contribution amounts reflect contributions to the 401(k) plan that could not be made under the qualified plan due to IRS rules. Aggregate balances include deferred salary and MIP awards earned in prior years but voluntarily deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

Fiscal 2012 Non-Qualified Deferred Compensation

Name	Executive Contribution in FY 2012 ($)(1)	Registrant Contributions in FY 2012 ($)(2)	Aggregate Earnings in FY 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE 2012 ($)(4)
Kurt L. Darrow	$59,463	$10,234	$27,263	—	$1,280,894
Louis M. Riccio, Jr.	—	4,667	$246	—	$97,316
Mark S. Bacon, Sr.	—	1,500	$(13)	—	$6,496
Steven M. Kincaid	—	4,348	$(6,737)	—	$1,509,472
Otis S. Sawyer	—	—	$13,229	—	$314,515

(1)	Elective deferrals of base salary or fiscal 2012 MIP awards. Amounts included in Base Salary and Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 27 are: Mr. Darrow Base Salary $40,833 and Non-Equity Incentive Plan Compensation $18,630.
(2)	Company contributions to the Executive Deferred Compensation Plan to cover 401(k) contributions that could not be made under the qualified plans. Amounts are included in All Other Compensation in the Summary Compensation Table.
(3)	Earnings were not reported in the Summary Compensation Table because they were not above-market or preferential.
(4)	The portions of the aggregate balance representing executive and company contributions made for prior years were reported in the appropriate columns of our Summary Compensation Tables for the respective years. Amounts shown are fully vested except for Mr. Bacon, whose vested balance is $4,872.

All of the executives’ deferrals and any company match or profit sharing amounts are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment options the participant has chosen. These are the same investment options available to non-executive participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years. Upon a participant’s death, any remaining balance in the participant’s account is paid to the participant’s designated beneficiary.

Estimated Payments Upon Termination or Change in Control

This section presents the estimated incremental payments to the named executive officers upon a termination of employment. Estimated payouts are provided for the following termination events:

•	Amounts payable upon termination, regardless of manner
•	Amounts potentially payable upon disability, retirement or death
•	Amounts potentially payable upon a change in control and a subsequent termination of employment
•	Amounts potentially payable upon involuntary termination without cause or termination by the named executive officer with “good reason” under the terms of the severance plan

Payments Made Upon Termination

An officer is entitled upon termination to receive amounts earned during the term of employment. These amounts, which are not included in the table below, consist of:

•	Accrued salary
•	Amounts contributed under retirement and non-qualified deferred compensation plans

No other payments are made upon a termination of employment except when the termination is due to the executive’s disability, retirement, or death, change in control of the company, or involuntary termination without cause or termination by the named executive officer with “good reason.” Payments upon disability, retirement, or death are based on plan provisions that apply to all participants in the pertinent plans. Payments made upon a termination of employment due to the executive’s disability, retirement, or death, or change in control of the company are described below. Payments made upon involuntary termination without cause or termination by the named executive officer with “good reason” are described in Named Executive Officer Severance Plan on page 25. We have change in control agreements only with the named executive officers. The Table of Estimated Payments details each type of payment.

Payments Made Upon Disability or Retirement

In the event of disability or retirement, the officer will receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.
•	Restricted shares: for grants made prior to fiscal year 2011, restrictions lapse at retirement provided the employee remained in the employ of La-Z-Boy or a subsidiary for at least one year after the grant date of the award. In the event of disability, the restrictions will lapse. Grants made beginning in fiscal year 2011 under the La-Z-Boy Incorporated 2010 Omnibus Incentive Plan do not have an accelerated vesting provision at retirement and restricted shares will be forfeited. In the event of disability, the restrictions will lapse.
•	Performance-based shares: if the executive remained in the employ of the company or a subsidiary for at least one year after the grant date of the award, awards will remain outstanding until the end of the three-year duration of the grant. If, at that time, awards are paid for the period, the executive will receive an award prorated based on the number of full calendar months the executive worked during the performance period applicable to the grant and the company’s performance up to the executive’s termination of active employment.
•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to the officer’s actual earnings during the year. The MIP awards earned and paid for fiscal 2012 performance, which are reported in the Summary Compensation Table on page 27, are not included in the table below.

Payments Made Upon Death

In the event of death, the officer’s beneficiary will receive the following incremental benefits:

•	Stock options: accelerated vesting of unvested options.
•	Restricted shares: restrictions lapse.
•	Performance-based shares: the committee may, in its discretion, provide for payment of awards, in whole or in part. Where the committee provides for payment, the company may, in its discretion and at the request of a deceased employee’s personal representative, provide for payment prior to the conclusion of the performance period as follows:
º	Pay 35% of the maximum award if the officer’s last day of active employment was during the first half of the performance period; or
º	Pay 50% of the maximum award if the officer’s last day of active employment was during the second half of the period.

•	MIP awards: payment of the MIP percentage award an officer would have received based on performance results, applied to actual earnings during the year. The MIP awards earned and paid for fiscal 2012 performance, which are reported in the Summary Compensation Table on page 27, are not included in the following table.

Additionally, the officer will receive benefits under disability or life insurance plans available generally to all salaried employees. These potential payments are not reflected in the table.

Change in Control

The change in control agreements are designed to ensure continued management in the event of an actual or threatened change in control of the company. The agreements provide that in the event a named executive officer is terminated other than upon death, disability or for cause within two years (three years for the CEO) after a change in control, the executive will be entitled to the following:

•	Cash severance payments equal to two times annualized salary plus two times the average bonus amount paid in the prior three years. The CEO will receive payments equal to three times annualized salary plus three times the average bonus amount paid in the prior three years.
•	Continuation of health benefits and life insurance for two years for the other named executive officers and three years for the CEO.
•	Reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement.

The agreements automatically renew for an additional one-year period unless either party gives the other 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

The agreements employ a “best-net” approach to excise taxes related to change in control payments. The executive is responsible for excise taxes on any parachute payments, and we do not pay any tax gross-ups. We will reduce payments below the parachute payment threshold only if doing so results in a greater after-tax benefit to the executive. This “best-net” approach delivers a greater portion of the intended severance benefit to the executive without the company incurring the additional expense of a tax gross-up.

Under the 2010 Omnibus Incentive Plan, awards have a double trigger vesting requirement (change in control, followed by a qualifying termination of employment).

Table of Estimated Payments

The following table presents estimated incremental payments (payable as the result of the specified termination event) that would have been payable in the event of change in control, disability, retirement, death, or involuntary termination under the terms of the severance plan. The value of equity awards is based on the closing price of $15.34 of the company’s stock on April 27, 2012 (the last business day of the fiscal year). The amounts provided below are the estimated incremental amounts that would have been payable to the named executive officer. The actual amounts paid in future years, if any, will depend upon the executive’s pay, terms of separation, severance and/or change in control policy in place, and the company’s stock price at the time of termination.

Estimated Payments Upon Termination or Change in Control

Name and Benefit	Change in Control $	Retirement $(1)(2)	Disability/ Death $(1)	Involuntary Termination or Termination with Good Cause Under Severance Plan $
Kurt L. Darrow
Base Salary (3 times annual salary)(3)	2,331,240
Annual Incentive (3 times average actual MIP amount paid in prior 3 years)	1,083,373
Stock Options (accelerated vesting)	256,991	2,171,859	2,171,859
Restricted Shares (accelerated vesting)	129,777	1,157,541	1,157,541
Broad-Based Benefits(5)	12,726			7,425
Severance Payment				1,650,000
Total Incremental Pay(4)	3,814,107	3,329,400	3,329,400	1,657,425
Louis M. Riccio, Jr.
Base Salary (2 times annual salary)	800,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	193,749
Stock Options (accelerated vesting)	89,392		848,243
Restricted Shares (accelerated vesting)	42,288		336,713
Broad-Based Benefits(5)	22,432			10,960
Severance Payment				400,000
Total Incremental Pay(4)	1,147,861	—	1,184,956	410,960
Mark S. Bacon, Sr.
Base Salary (2 times annual salary)				900,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	207,499
Stock Options (accelerated vesting)	92,491		862,110
Restricted Shares (accelerated vesting)	52,428		331,344
Broad-Based Benefits(5)	22,492			10,960
Severance Payment				450,000
Total Incremental Pay(4)	1,274,910	—	1,193,454	460,960
Steven M. Kincaid
Base Salary (2 times annual salary)(5)	740,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	197,999
Stock Options (accelerated vesting)	82,944	819,395	819,395
Restricted Shares (accelerated vesting)	42,288	336,713	336,713
Broad-Based Benefits(5)	14,282			6,903
Severance Payment				370,000
Total Incremental Pay(4)	1,077,513	1,156,108	1,156,108	376,903
Otis S. Sawyer
Base Salary (2 times annual salary)	660,000
Annual Incentive (2 times average actual MIP amount paid in prior 3 years)	170,500
Stock Options (accelerated vesting)	80,958		810,512
Restricted Shares (accelerated vesting)	42,288		336,713
Broad-Based Benefits(5)	8,364			4,004
Severance Payment				330,000
Total Incremental Pay(4)	962,110	—	1,147,225	334,004

1.	Reflects value as of April 27, 2012, of all outstanding restricted shares and stock options.
2.	Messrs. Riccio, Bacon, and Sawyer are not eligible for retirement because they are not 55 years old.
3.	Cash severance payments were reduced to reflect the best net after tax benefit to the employee.
4.	Total incremental pay represents amounts received by the officer before the officer's payment of applicable excise and/or income taxes.
5.	Change in Control — two years (three years for CEO) of health/insurance coverage. Severance Plan — health insurance during the time of severance.

PROPOSAL NO. 2:
TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2012, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and to answer questions.

We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. If the audit committee’s selection is not ratified, it will reconsider the selection. In addition, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Our management will present the following resolution to the meeting:

RESOLVED, that the audit committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2013 is ratified.

The board of directors recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934 requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (i.e., those executive officers named in the Summary Compensation Table above), as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including Item 402 of the SEC’s Regulation S-K.

As described in detail in the “Compensation Discussion and Analysis,” we seek to closely align the interests of our executive officers with shareholders’ best interests. We have endeavored to design our compensation programs to reward our named executive officers and other executive employees for individual and company-wide achievements without encouraging them to subject our company to excessive risks. Before voting on this proposal, please read the “Compensation Discussion and Analysis” and review the compensation disclosure tables and related narrative discussion appearing above. Those materials provide a detailed explanation of our executive compensation philosophy and practices.

The vote on this resolution is not intended to address any specific element of compensation but is instead a vote on approving the overall compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that the vote is not binding on La-Z-Boy, our board of directors, or the compensation committee.

Our management will present the following resolution to the meeting:

RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S–K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

The board of directors recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4:
TO APPROVE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF
INCORPORATION ELIMINATING THE RIGHT TO REORGANIZE UNDER STATE STATUTES

Our articles of incorporation currently provide that if there is a proposed plan of reorganization between the company and its creditors or shareholders (or any class of either of them), then any of the affected parties may petition a court of equity with jurisdiction in Michigan to order a meeting between the affected parties to consider the compromise or reorganization plan. The court may determine that the terms of such compromise or reorganization are binding on all the creditors and shareholders.

The intent of this provision was to ensure a definitive and equitable resolution of any plan of reorganization between the company, shareholders and creditors. Due to changes in federal bankruptcy laws since this provision was included in our articles, the need for this protection has diminished, and we have concluded that it would now be in our shareholders’ best interest to eliminate it and any potential conflict it could create with the federal bankruptcy laws. To accomplish this, our board of directors has proposed deleting the entire text of Article IX of our amended and restated articles of incorporation. The text of the amendment, marked to show the changes it would make, is set forth in Annex A to this proxy statement.

Under our articles of incorporation as currently in effect, approval of this proposal requires the affirmative vote of the holders of at least 67% of our outstanding common stock. Any shares not voted for any reason, including abstentions or broker non-votes, will therefore have the same effect as “no” votes.

Our management will present the following resolution to the meeting:

RESOLVED, that the board’s proposal to amend the restated articles of incorporation by deleting the entire text of Article IX is hereby approved.

The Board of Directors recommends that you vote FOR this proposal.

Equity Compensation Plan Information as of April 30, 2012

Plan category	Number of securities to be issued upon exercise of outstanding options (thousands) (i)		Weighted-average exercise price of outstanding options (ii)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (i)) (thousands) (iii)
Equity compensation plans approved by shareholders	1,755	(1)	$9.33	3,503	(2)

Note 1: These options were issued under our 2010 Omnibus Incentive Plan, 2004 Long-Term Equity Award Plan and our 1997 Incentive Stock Option Plan. No additional options can be awarded under the 2004 or 1997 plans, but 0.9 million and 0.4 million options are still outstanding under the 2004 and 1997 plans, respectively.

Note 2: This amount is the aggregate number of shares available for future issuance under our 2010 Omnibus Incentive Plan. The omnibus incentive plan provides for awards of stock options, restricted stock, and performance awards (awards of our common stock based on achievement of pre-set goals over a performance period) to selected key employees and non-employee directors.

OTHER MATTERS

Next Annual Meeting

Shareholder Proposals for the 2013 Annual Meeting

Under the rules of the Securities and Exchange Commission, if a shareholder wishes to submit a proposal for possible inclusion in La-Z-Boy Incorporated’s 2013 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, we must receive it on or before March 11, 2013.

Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders, or to propose business for consideration at such meeting outside of Rule 14a-8, written notice containing the information required by the bylaws generally must be delivered to the Secretary at our principal executive offices, not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2013 annual meeting must be received by the Secretary on or after April 24, 2013, and no later than May 24, 2013. Proxies for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposal for which we do not receive a timely notice.

All proposals must be in writing and should be mailed to La-Z-Boy Incorporated, to the attention of the Corporate Secretary, 1284 North Telegraph Road, Monroe, MI 48162. A copy of the bylaws may be obtained by written request to the same address.

Costs of Proxy Solicitation

We will pay the expense of soliciting proxies pursuant to this proxy statement.

You may vote by mail, by telephone, or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone, or computer as soon as possible.

BY ORDER OF THE BOARD OF
DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July 9, 2012

We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 28, 2012 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our Web site at http://investors.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

Annex A

PROPOSED AMENDMENT ELIMINATING THE RIGHT TO REORGANIZE UNDER STATE STATUTES

(Deletions indicated by striking out; additions indicated by double underlining)

Amended and Restated Articles of Incorporation

Amend Article IX as follows:

ARTICLE IX

~~Whenever a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the state of Michigan, may on the application of this corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs. If a majority in number representing three-fourths (¾) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or re-organization, agree to any compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, as the case may be, and also on this corporation.~~

[RESERVED FOR FUTURE USE]

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Kurt L. Darrow 02 John H. Foss 03 Janet E. Kerr 04 H. George Levy, M.D. 05 W. Alan McCollough
06 Nido R. Qubein

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Board proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐
3	To approve, on an advisory basis, the compensation of the Company's named executive officers as set forth in the Proxy Statement.	☐	☐	☐
4	Board's proposal to approve amending articles of incorporation to eliminate provision authorizing reorganization under state law.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000147115_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

LA-Z-BOY INCORPORATED
Annual Meeting of Shareholders
August 22, 2012 11:00 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kurt L. Darrow and Richard M. Gabrys, and both of them, Proxies with power of substitution to attend the Annual Meeting of the shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 22, 2012 at 11:00 A.M., Eastern Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.

0000147115_2 R1.0.0.11699

Continued and to be signed on reverse side